CERTIFICATE OF INCORPORATION
	OF
	PPA TECHNOLOGIES, INC.

     THIS IS TO CERTIFY THAT, there is hereby
organized a corporation under and by virtue of N.J.S.
14A:l-l et seq., the "New Jersey Business Corporation
Act."
     1.	The name of the corporation is PPA
Technologies, Inc.
     2.	The address (and zip code) of this
corporation's initial registered office is:
                 400 Grove Street
                 Glen Rock, New Jersey 07452
and the name of the corporation's  initial  registered
agent  at
such address is Roger L. Fidler.
     3.	The purposes for which this corporation is
organized are:
     To engage in any activity within the purposes for
which corporations may be organized under the "New
Jersey Business Corporation Act." N.J.S. 14A:l-l et
seq.
     4.	The aggregate number of shares which the
corporation shall have the authority to issue is:
2,500 common shares, no par value.

      5.	The first Board of Directors of this
corporation shall consist of one Director and the name and address of such person who is to serve as such Director is:
Name: Roger L. Fidler

Address: 400 Grove Street, Glen Rock, New Jersey 07452

Zip Code: 07452

      6.	The name and address of each incorporator
is:

Name: Wanda L. Billet

Address: 400 Grove Street, Glen Rock, New Jersey

Zip Code: 07452

     IN WITNESS WHEREOF, each individual incorporator,
each being over the age of eighteen years, has signed
this Certificate; or if the incorporator be a
corporation, has caused this Certificate to be signed
by its authorized officers, this      eighteenth
day of       July     1994.




   /S/ Wand L. Billet
Wanda L. Billet